Exhibit 11.1  Computations of Income Per Share

                               AVANT! CORPORATION
           STATEMENTS RE: COMPUTATIONS OF NET INCOME PER COMMON SHARE
                      (in thousands, except per share data)

                                          Three Months Ended    Six Months Ended
                                                June 30,           June 30,
                                          ------------------    ----------------
                                             1997      1996     1997      1996
                                             ----      ----     ----      ----

Net income                                 $ 7,592   $ 5,368   $14,416   $10,282
                                           =======   =======   =======   =======


Common shares outstanding                   25,564    24,300    25,463    24,085

Common stock equivalents:
   Stock options and awards                  1,267     2,318     1,890     2,284
                                           -------   -------   -------   -------

Total weighted average number of
   common and common equivalent
   shares outstanding                       26,831    26,618    27,353    26,369
                                           =======   =======   =======   =======

Net income per common share                $  0.28   $  0.20   $  0.53   $  0.39
                                           =======   =======   =======   =======